Exhibit 7.04

DEED OF ADHERENCE

THIS DEED OF ADHERENCE (the “Deed”) is made the 2nd day of March 2015.

BETWEEN:

(1)
Jiayuan.com International Ltd., a company incorporated in the British Virgin Islands whose registered office is located at P.O. Box 173 Kingston Chambers, Road Town, Tortola, British Virgin Islands; and

(2)
Vast Profit Holdings Limited, a company incorporated in the Cayman Islands whose registered office is located at 1st Floor, Landmark Square, 64 Earth Close, P.O. Box 715, George Town, Grand Cayman KYI-1107, Cayman Islands (the “New Shareholder”).

WHEREAS:

(A)
As of January 26, 2011, the existing shareholders in the Company and the Company entered into a Shareholders’ Agreement (the “Shareholders Agreement”) to which a form of this Deed is attached as Exhibit A.

(B)
The New Shareholder has purchased an aggregate of 8,003,763 Ordinary Shares (as defined in the Shareholders Agreement) in the capital of the Company and in accordance with the Shareholders Agreement has agreed to enter into this Deed.

(C)	The Company enters into this Deed on behalf of itself and as agent for all the existing Shareholders of the Company.

NOW THIS DEED WITNESSES as follows:

1. INTERPRETATION

In this Deed, except as the context may otherwise require, all words and expressions defined in the Shareholders Agreement shall have the same meanings when used herein.

2. COVENANT

The New Shareholder hereby covenants to the Company as trustee for all other persons who are at present or who may hereafter become bound by the Shareholders Agreement, and to the Company itself to adhere to and be bound by all the duties, burdens and obligations of a Shareholder holding the same class of shares as the Shares imposed pursuant to the provisions of the Shareholders Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if the New Shareholder had been an original party to the Shareholders Agreement since the date thereof.

3. ENFORCEABILITY

Each existing Shareholder and the Company shall be entitled to enforce the Shareholders Agreement against the New Shareholder, and the New Shareholder shall be entitled to all rights and benefits (other than those that are non-assignable) of a holder of Ordinary Shares under the Shareholders Agreement in each case as if the New Shareholder had been an original party to the Shareholders Agreement since the date hereof.

4. GOVERNING LAW

The formation, validity, interpretation, execution, amendment and termination of and settlement of disputes under this Deed of Adherence shall be governed by the laws of the State of New York.

5. COUNTERPARTS

This Agreement may be signed in any number of counterparts which together shall form one and the same agreement.

6. FURTHER ASSURANCE

Each party agrees to take all such further action as may be reasonably necessary to give full effect to this Agreement on its terms and conditions.

[Signature pages to follow]

IN WITNESS whereof the parties have executed this Agreement as a Deed on the day and year first hereinbefore mentioned.

COMPANY:	JIAYUAN.COM INTERNATIONAL LTD.

	By:	/s/ Linguang Wu
	Name:	Linguang Wu
	Capacity:	CEO
	Address:	15/F, Anhua Development Building
No. 35 Anding Road
Chaoyang, Beijing
The People’s Republic of China

	Fax:	+86-10-6442-2942

[Deed of Adherence to Jiayuan.com International Ltd. Shareholders Agreement]

IN WITNESS whereof the parties have executed this Agreement as a Deed on the day and year first hereinbefore mentioned.

NEW SHAREHOLDER:	VAST PROFIT HOLDINGS LIMITED

	By:	/s/ Jiutao Sun
	Name:	Jiutao Sun
	Capacity:	Authorized Signatory
	Address:	21/F Taikang Tower I
No. 38 North Dongsanhuan Road
Chaoyang District, Beijing
The People’s Republic of China
Fax:

[Deed of Adherence to Jiayuan.com International Ltd. Shareholders Agreement]